Exhibit 4.7

EIGHTH SUPPLEMENTAL INDENTURE, dated as of March 3, 2026 (the “Eighth Supplemental Indenture”), between HOWMET AEROSPACE INC., a Delaware corporation (the “Company”) having its principal office at 201 Isabella Street, Suite 200, Pittsburgh, Pennsylvania, and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as successor trustee (herein called the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Trustee are parties to an Indenture dated as of September 30, 1993 (the “Base Indenture” and as supplemented by the First Supplemental Indenture dated as of January 25, 2007, the Second Supplemental Indenture dated as of July 15, 2008, the Fourth Supplemental Indenture dated as of December 31, 2017, the Fifth Supplemental Indenture dated as of April 16, 2020 and the Seventh Supplemental Indenture dated as of November 12, 2025, the “Indenture”), relating to the issuance from time to time by the Company of its Securities. Capitalized terms used herein, not otherwise defined, shall have the same meanings given them in the Indenture.

Section 901(5) of the Base Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee, without the consent of any Holders, when properly authorized by a certified resolution adopted by the Board of Directors, to add, change or eliminate any provisions of the Indenture in respect of one or more series of Securities, provided that such addition, change or elimination shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefits of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision.

The Company has requested the Trustee to join with it in the execution and delivery of this Eighth Supplemental Indenture in order to supplement and amend the Indenture, solely with respect to Securities of series created on or after the date hereof, to (1) provide that a Board Resolution, an Officers’ Certificate, or a supplemental indenture may specify any other terms of a series of Securities, whether or not consistent with the other provisions of the Indenture, and (2) provide that a Board Resolution, an Officers’ Certificate or a supplemental indenture may specify alternative provisions with respect to the giving of notice of redemption to the Holders of Securities to be redeemed. In no event will the provisions of this Eighth Supplemental Indenture affect the interests of the Holders of Securities of any series Outstanding prior to the date of execution of this Eighth Supplemental Indenture in any respect.

The Company has determined that this Eighth Supplemental Indenture complies with said Section 901, does not affect the interests of the Holders of Securities Outstanding prior to the date of execution of this Eighth Supplemental Indenture and does not require the consent of any Holders.

The Company represents and warrants that all things necessary to make this Eighth Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with the terms of the Indenture, and a valid amendment of and supplement to the Indenture have been done.

NOW, THEREFORE, THIS EIGHTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Securities by the Holders thereof, it is mutually agreed, for the equal and ratable benefit of all Holders of Securities of any series created on or after the date hereof, as follows:

I. AMENDMENTS TO THE INDENTURE

A. Clause (19) of Section 301 of the Base Indenture is amended, but only with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

(19) any other terms of the series, whether or not consistent with the other provisions of this Indenture, which other terms may, subject to Section 108 and further subject, in the case of an existing outstanding series of Securities, to Article Nine, modify, amend, supplement, replace or eliminate any of the terms of this Indenture insofar as it concerns the Securities of the series.

B. The first sentence of Section 1104 of the Base Indenture, as previously amended by the Fifth Supplemental Indenture and the Seventh Supplemental Indenture referred to above, is further amended, but only with respect to Securities Outstanding under series created on or after the date hereof, to read as follows:

Unless otherwise specified as contemplated by Section 301 with respect to any series of Securities, notice of redemption shall be given in the manner provided in Section 106 to the Holders of Securities to be redeemed not less than 10 nor more than 60 days prior to the Redemption Date.

II. GENERAL PROVISIONS

A. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representation as to the validity of this Eighth Supplemental Indenture. The Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.

B. This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Each party agrees that this Eighth Supplemental Indenture may be electronically or digitally signed, and that any such electronic or digital signatures appearing on this Eighth Supplemental Indenture are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

C. The Company hereby certifies that this Eighth Supplemental Indenture conforms to the current requirements of the Trust Indenture Act.

D. This Eighth Supplemental Indenture shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

HOWMET AEROSPACE INC.

By	/s/ David Crawford
Name:	David Crawford
Title:	Vice President and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By	/s/ Ann M. Dolezal
Name:	Ann M. Dolezal
Title:	Vice President

[Signature Page to the Eighth Supplemental Indenture]